Exhibit 99.1

Contact

Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Assoc.	Savient Pharmaceuticals, Inc.
212-370-4500	732- 418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. ANNOUNCES TERMINATION OF
ACQUISITION DISCUSSIONS

East Brunswick, New Jersey, November 7, 2003, — Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) announced today that it and Teva Pharmaceutical Industries Limited had mutually agreed to terminate their acquisition discussions because they could not reach agreement on terms.

The Company also announced that it will release its financial results for the three and nine months ended September 30, 2003 before the market opens on Monday, November 10, 2003.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty pharmaceuticals company with expertise in developing, manufacturing, and marketing human health care products for niche and wider markets.  Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market.  The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by Savient’s licensees are Mircette® (oral contraceptive), and

BioLon™ in the United States, and Bio-Tropin™, BioLon™, Bio-Hep-B®, Silkis® (vitamin D derivative), and recombinant human insulin, in international markets.  Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Silkis is a registered trademark of Galderma S.A.

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Statements in this news release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities Laws.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, changes and delays in product approval and introduction, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, changes in healthcare reimbursement, risk of operations in Israel, risk of product or other litigation liability, governmental regulation, dependence on  third parties to manufacture products and commercialize products, and  general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

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